TENDER OFFER FOR THE ACQUISITION OF SHARES
Price
(2)
US$ 0.408
Per share
Deadline:
March 25, 2009
TO PARTICIPATE CONTACT IMTRUST AT
www.opadys.cl or www.imtrust.cl
Mail: opadys@imtrust.cl
Phones : 600 450 1600 / ( 56 2 ) 450 1600
OR CONTACT YOUR BROKER OF CHOICE
Address : Apoquindo 3721 piso 9, Las Condes
Distribución y Servicio D&S S.A.
Exhibit 25
(1) The offer is made by Inversiones Australes Tres Limitada, a subsidiary of Wal-Mart Stores, Inc.
(2) To be paid in dollars or, at the shareholder’s choice, in pesos according to the average of the Dolar Observado  for the six business day period ending on the payment date.